                                                                     EXHIBIT 3.4


                          THIRD AMENDED AND RESTATED
                         GENERAL PARTNERSHIP AGREEMENT
                                       OF
                             COSO ENERGY DEVELOPERS

     This THIRD AMENDED AND RESTATED GENERAL PARTNERSHIP AGREEMENT (the "Agreement"), of Coso Energy Developers (the "Partnership"), dated as of May 28, 1999, is between (a) Caithness Coso Holdings, LLC, a Delaware limited liability company (successor by merger with Caithness Coso Holdings, L.P., a California limited partnership) ("CCH"), of which the general partners are Caithness BLM Group, L.P., a Delaware limited partnership (successor by merger with Caithness BLM Group, L.P., a New Jersey limited partnership) ("BLM Group") and Caithness CEA Geothermal, L.P., a Delaware limited partnership ("CCG"), and (b) New CHIP Company, LLC, a Delaware limited liability company ("New CHIP").

                                 RECITALS
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     Effective May 1, 1985, CalEnergy Company, Inc., a Delaware corporation (formerly known as California Energy Company, Inc.) ("CECI") entered into a lease for Parcel 20 (the "BLM Lease") with the United States Department of the Interior, Bureau of Land Management ("BLM") to develop geothermal energy at China Lake, California, and to sell the resultant electricity.

     CECI and Caithness Geothermal 1980 Ltd., a Delaware limited partnership (successor by merger with Caithness Geothermal 1980 Ltd., a New Jersey limited partnership) ("CG-80"), caused the formation of the China Lake Joint Venture ("CLJV"), a California joint venture. CLJV acquired rights pursuant to the Navy Contract to develop geothermal resources on the Naval Weapons Center near China Lake, California.

     CECI, MJV (as defined below) and Coso Land Company, a California joint venture comprised of CECI and CG-80, entered into a Joint Venture Agreement to form the Coso Geothermal Company ("CGC"), a California joint venture, effective as of March 15, 1983 (as in existence, amended and restated from time to time, the "CGC Agreement"). The CGC Agreement sets forth the relationship between the joint venturers regarding the development and operation of a geothermal power generating system for the BLM Project (as defined below); established a management committee; designated CECI the "Operator"; set forth the Operator's rights and duties; and provided guidelines for conduct of the geothermal power project.

     CECI assigned its rights and obligations under the BLM Lease to Coso Land Company ("CLC"), a California joint venture between CECI and CG-80 which assignment was subsequently approved by the BLM. CLC assigned and transferred certain of its leasehold interests to CGC.

     CGC entered into an agreement (the "Power Sales Agreement") with Southern California Edison Company to sell electricity generated from the BLM Project to Southern California Edison Company.

     CGC financed further development and operations of the BLM Project pursuant to certain debt and equity financing, the proceeds of which were used to construct the BLM Project, through the use of this Partnership.

     CECI, MJV, CLC, Caithness Corporation, a Delaware corporation ("Caithness"), Mt. Whitney, Pacific, CG-80, CG 80-I (as defined below), and West Coast Geothermal Ltd., a Delaware limited partnership (successor by merger with West Coast Geothermal Ltd., a New Jersey limited partnership) ("West Coast") have, or have caused CGC, as applicable, to assign to the Partnership their proportionate share of the BLM Assigned Rights.

     CECI and CG-80 caused CLJV to assign to the Partnership their proportionate share of the Navy II Assigned Rights.

     CECI caused the formation of CHIP, and Caithness Corporation in its capacity as a general partner of BLM Group and Navy II Group, L.P., a Delaware limited partnership (successor by merger with Navy II Group, L.P., a New Jersey limited partnership) ("Navy II Group") caused the formation of CCH, and CHIP and CCH caused the formation of the Partnership to carry out the obligations and receive the benefits relating to the BLM Assigned Rights and Navy II Assigned Rights (as defined below), and to the BLM Project and Navy II Project, respectively, that otherwise would have been attributable to CLC, CGC and CLJV.

     The Navy II Assigned Rights were assigned to Coso Power Developers, a California general partnership ("CPD"), and the Navy II Group withdrew from CCH and CCG was admitted as a substitute partner.

     Pursuant to that certain Agreement and Plan of Merger dated as of February 25, 1999, CHIP was merged with and into New CHIP, and New CHIP became the successor-in-interest to CHIP.

     Concurrently with this Agreement, the Partnership is acquiring, subject to BLM approval, an undivided interest as a tenant-in-common in and to the Additional BLM Leases (as hereinafter defined) and has entered into the Co-Tenancy Agreement (as hereinafter defined) in order to utilize the resources from said lands for the BLM Project.

     The parties hereto desire to provide for the continued existence and governance of the Partnership and to set forth in detail their respective rights and duties relating to the Partnership.

     NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     The capitalized words and phrases used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article I.

     1.1 "Act" means the California Uniform Partnership Act, as amended from time to time.

     1.2 "Additional BLM Leases" means that certain (i) Geothermal Resources Lease, Serial No. CA-11384, by and between the United States of America, acting through the BLM, and the LADWP, effective as of February 1, 1982, as amended;
(ii) Geothermal Resources Lease, Serial No. CA-11385, by and between the United States of America, acting through the BLM, and the LADWP, effective as of February 1, 1982, as amended; and, (iii) Geothermal Resources Lease, Serial No. CA-11383, by and between the United States of America, acting through the BLM, and the LADWP, effective as of February 1, 1982, as amended.

     1.3  "Additional Capital Contributions" has the meaning defined in Section
4.2 of this Agreement.

     1.4 "Agreement" or "Partnership Agreement" means this Partnership Agreement, as amended from time to time. Words such as "herein", "hereof", "hereto" and "hereunder", refer to this Agreement as a whole, unless the context otherwise requires.

     1.5 "BLM Assigned Rights" means the following rights assigned by CGC and CLC and by Pacific to the Partnership in partial consideration of the issuance of Interests to CHIP and CCH:

          (a)  the BLM Project Area Rights;

          (b)  the BLM Power Sales Contract;

          (c) an assignment of all assignable BLM Project Authorizations;

          (d) an assignment of Pacific's rights to receive certain cash flows from CGC; and

          (e) the rights and obligations under the Memorandum of Understanding between CGC and Mission Power Engineering Company.

The BLM Assigned Rights are subject to all related obligations and liabilities assumed by the Partnership.

     1.6 "BLM Capital Account" means that portion of the Capital Account for each Partner pertaining to the BLM Project, maintained in accordance with the provisions of Section 1.22 of this Agreement.

     1.7 "BLM Capital Contribution" means the Capital Contribution of each Partner with respect to the BLM Project.

     1.8 "BLM Capital Event" means any of the following: (a) a sale, repayment, exchange, transfer, assignment or other disposition of all or a portion of any BLM asset (but not including occasional sales in the ordinary course of business of inventory, furniture, fixtures and equipment); (b) any financing or refinancing of, or with respect to, a BLM Project asset; (c) any condemnation or deeding in lieu of condemnation of a BLM Project asset; (d) any collection with respect to property, hazard or casualty insurance (but not business interruption insurance) or any damage award; or (e) any other BLM Project transaction the proceeds of which, in accordance with generally accepted accounting principles, are considered to be capital in nature.

     1.9 "BLM Cash Flow from Capital Events" means Cash Flow from Capital Events pertaining to ownership and operation of the BLM Project.

     1.10 "BLM Cash Flow from Operations" means Cash Flow from Operations pertaining to ownership and operation of the BLM Project.

     1.11 "BLM Group" means Caithness BLM Group L.P., a Delaware limited partnership (successor by merger with BLM Group L.P., a New Jersey limited partnership).

     1.12 "BLM Lease" means the lease to Parcel 20, lease #CA-11402, dated April 19, 1985 and effective May 1, 1985, between the BLM and CECI, assigned to CLC and further assigned to CGC and further assigned to the Partnership.

     1.13 "BLM Payout" means the point at which each Partner has received aggregate distributions of BLM Cash Flow from Operations and BLM Cash Flow from Capital Events in an amount equal to (a) its initial BLM Capital Contribution set forth in Section 4.1(b), plus (b) any cash contributions and the cash value, as determined by the Management Committee, of any property contributed to the Partnership for the BLM Project by that Partner after the date of this Agreement; provided, however, that the distribution of BLM Cash Flow from Operations to the Managing Partner under Section 5.1(a)(i) shall not be considered a distribution in computing whether BLM Payout has been achieved.

     1.14 "BLM Power Sales Contract" means the Power Sales Contract dated September 7, 1983 between Southern California Edison Company and CGC as subsequently amended.

     1.15 "BLM Project" means the construction and operation of geothermal power plants on the BLM Project Area and the development and operation of the BLM Project Area Rights and, from and after the date of this Agreement and subject to and in accordance with the terms and conditions of the Co-Tenancy Agreement, the rights and interests under the Additional BLM Leases.

     1.16 "BLM Project Area" means the area subject to the BLM Lease, defined in Exhibit A.

     1.17 "BLM Project Area Rights" means the rights, titles, interests, estates, powers and privileges CGC has pursuant to the BLM Lease with respect to the Project Area, including rights to all wells, the Transmission Line, the plant site, and other facilities (and all improvements, equipment, fixtures and other items appurtenant or accessorial to those wells or facilities), and including rights of access and egress to the BLM Project Area, subject to the terms and conditions of the BLM Lease, and, subject to and in accordance with the terms and conditions of the Co-Tenancy Agreement, the rights and interests under the Additional BLM Leases.

     1.18 "BLM Project Authorizations" means all permits, authorizations, rights of way and licenses necessary or appropriate to operate and maintain the BLM Project and the geothermal resources subject to the BLM Project Area Rights.

     1.19 "Book", when used to modify an item of income, gain, loss or deduction, or any word in reference thereto, means the amount thereof taken into account for capital accounting purposes under the principles of Section 1.22 and Regulation Section 1.704-1(b)(2)(iv).

     1.20 "Budget" means each of the budgets to be prepared by the Managing Partner and approved by the Management Committee pursuant to Section 7.4.

     1.21 "Business Day" means any day that is not a Saturday, Sunday or a day on which banking institutions in the City of San Francisco, State of California, are authorized or required to close by law, executive order or Regulation.

     1.22 "Capital Account" with respect to each Partner means the capital account of that Partner determined and maintained throughout the full term of the Partnership in accordance with the rules set forth in Regulation Section 1.704-1(b) (2)(iv). The initial balance of each Partner's Capital Account is set forth in the Partnership books and records. In the event the Management Committee determines that it is prudent to modify the manner in which the

Capital Accounts are maintained, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property, or assumed by the Partnership with regard to such asset with the approval of the Partnership), are accounted for, in order to comply with such Regulations or if unanticipated events otherwise cause the Partners' Capital Accounts not to comply with such Regulations, the Management Committee may make such modification, provided that it is not likely to have material effect on the amounts distributable to any Partner. Subject to the three previous sentences:

          (a) Each Partner's Capital Account shall be increased by (i) the amount of money contributed by such Partner to the Partnership, (ii) the Fair Market Value of property contributed by such Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Code Section 752), and (iii) Partnership income and gain (or items thereof) allocated to such Partner; and shall be decreased by (iv) the amount of money distributed to such Partner by the Partnership; (v) the Fair Market Value of property distributed to such Partner by the Partnership (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Code
Section 752); (vi) Partnership loss or deductions (or item thereof) allocated to such Partner; (vii) the Partner's share of expenditures of the Partnership described in Code Section 705(a)(2)(B), including for this purpose losses which are nondeductible under Code Section 267(a)(1) or Code Section 707(b); and
(viii) the Partner's share of amounts paid or incurred by the Partnership to organize the Partnership or to promote the sale of (or to sell) an interest in the Partnership (except to the extent properly amortizable for tax purposes).

          (b) For this purpose, "income" refers to all items of income (including all items of gain and including income exempt from tax) as properly determined for Book purposes, and "loss" refers to all items of loss (including all items of deduction) as properly determined for Book purposes.

          (c) An assumption of a Partner's unsecured liability by the Partnership shall be treated as a distribution of money to the Partner. An assumption of the Partnership's unsecured liability by a Partner shall be treated as a cash contribution to the Partnership.

          (d) Capital Accounts shall be adjusted appropriately on account of investment tax credit and investment tax credit recapture in accordance with the principles of Code Section 48(q) and Regulation Section 1.704-1(b).

          (e) In the event that assets of the Partnership other than cash are distributed to a Partner in kind, Capital Accounts shall be adjusted for the hypothetical Book gain or Book loss that would have been realized by the Partnership if the distributed assets had been sold for their Fair Market Value in a cash sale (in order to reflect unrealized Book gain or Book loss).

          (f) At the option of the Management Committee, in the event of a contribution of money or other property (other than a de minimus amount) to the Partnership by a new or existing Partner as consideration for an interest in the Partnership, or in connection with a distribution of money or other property (other than a de minimus amount) by the Partnership to a continuing Partner as consideration for an interest in the Partnership, Capital Accounts shall be adjusted for the hypothetical Book gain or Book loss that would have been realized by the Partnership if all Partnership assets had been sold for their Fair Market Value in a cash sale (in order to reflect unrealized Book gain or Book loss).

          (g) In the event of a distribution of money or other property (other than a de minimus amount) by the Partnership to a retiring Partner as consideration for its interest in the Partnership, Capital Accounts shall be adjusted for the hypothetical Book gain or Book loss that would have been realized by the Partnership if all Partnership assets had been sold for their Fair Market Value in a cash sale (in order to reflect unrealized Book gain or Book loss).

     1.23 "Capital Contribution" means the amount of money plus the Fair Market Value of property contributed by a Partner to the Partnership.

     1.24 "Capital Event" means any of the following: (a) a sale, repayment, exchange, transfer, assignment or other disposition of all or a portion of any asset (but not including occasional sales in the ordinary course of business of inventory, furniture, fixtures and equipment); (b) any financing or refinancing of, or with respect to, an asset; (c) any condemnation or deeding in lieu of condemnation of a Project asset; (d) any collection with respect to property, hazard or casualty insurance (but not business interruption insurance) or any damage award; or (e) any other transaction the proceeds of which, in accordance with generally accepted accounting principles, are considered to be capital in nature.

     1.25 "Cash Flow from Capital Events" shall mean the net proceeds from each Capital Event which the Management Committee makes available for distribution after the Management Committee has set aside the amounts deemed prudent by the Management Committee to: (a) replace tangible property disposed of or destroyed and (b) provide working capital for the Partnership.

     1.26 "Cash Flow from Operations" means, with respect to any fiscal period and determined on the basis of a closing or interim closing of the books as of the end of such period: (a) all cash receipts received during such fiscal period by the Partnership (other than Cash Flow from Capital Events and Capital Contributions); plus (b) any amounts that were originally reserved from amounts that would otherwise have been Cash Flow from Operations that are no longer deemed by the Management Committee to be required as reserves; less (c) all cash outlays during such fiscal period to pay expenses of the Partnership; less (d) any amounts set aside as reserves, including reserves for capital improvements, expenses or contingent liabilities; less (e) payments (and reserves for payments) of debt service (and premiums or penalties thereon, if any) on indebtedness of the Partnership.

     1.27  "CCG" means Caithness CEA Geothermal, a Delaware limited partnership.

     1.28  "CFP" means Coso Finance Partners, a California general partnership.

     1.29 "CGC Agreement" means the Joint Venture Agreement effective March 15, 1983 between CECI, MJV and CLC as may be amended from time to time.

     1.30 "CLC" means Coso Land Company, a California joint venture between COC (as assignee of CECI) and CG-80.

     1.31 "COC" means Coso Operating Company, LLC, a Delaware limited liability company.

     1.32 "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any succeeding law.

     1.33 "Co-Tenancy Agreement" means that certain Co-Tenancy Agreement, dated as of even date herewith, by and between, CPD, the Partnership, and Coso Finance Partners, a California general partnership.

     1.34  "CPD" means Coso Power Developers, a California general partnership.

     1.35 "CTLP" means Coso Transmission Line Partners, a California general partnership, the general partners of which are Coso Power Developers and the Partnership.

     1.36 "Distribution Date" means the 45th day following the end of each calendar quarter, commencing with the second quarter of 1988, or the next succeeding Business Day if such day is not a Business Day.

     1.37 "Escrow Account" means an interest-bearing deposit account acceptable to the partners of each Joint Venture and established in the name of the Managing Partner with a bank acceptable to the Partners, pursuant to an escrow or other similar agreement which is acceptable to each such Partner and contains distribution provisions in form attached as Exhibit D to this Agreement.

     1.38 "Excess Revenues" means, with respect to a period and a Project, one-half of the difference between (a) the revenue for the Project for the period, minus (b) the revenue which would have been produced if the Project had operated continuously during the period at 85% of nominal capacity (calculated at an assumed capacity of 80 MW for the CPD Project and the CFP Project and 70 MW for the CED Project).

     1.39 "Fair Market Value" shall mean the fair market value of an asset, as reasonably agreed to among the Partners in arm's-length negotiations, net of liabilities secured by such asset or assumed by the Partnership with regard to such asset.

     1.40 "FPLE" means FPL Energy Operating Services, a Florida corporation.

     1.41 "Interest" means a partnership interest in the Partnership with the rights, terms and preferences described in this Agreement.

     1.42 "Joint Venture" means any or all of the Partnership, CPD and CFP.

     1.43 "Management Committee" means the Management Committee established pursuant to Article VIII.

     1.44 "Managing Partner" means New CHIP.

     1.45 "Maximum Payment" means an amount equal to the Preferred Return.

     1.46 "Meeting" means a meeting of Partners or of the Management Committee duly called in accordance with Article VIII hereof.

     1.47 "MJV" means Mojave Joint Venture, a joint venture between CG-80, West Coast and Pacific.

     1.48 "Mt. Whitney" means Mt. Whitney Geothermal Ltd., a Delaware limited partnership (successor by merger with Mt. Whitney Geothermal Ltd., a New Jersey limited partnership).

     1.49 "Navy II Assigned Rights" means the following rights that were originally assigned to the Partnership by CLJV (subject to Section 4.1) in partial consideration of the issuance of Interests to CHIP and CCH, and subsequently were assigned to Coso Power Developers, a California general partnership:

          (a)  the Navy II Project Area Rights;

          (b)  the Navy II Power Sales Contract; and

          (c)  an assignment of all assignable Navy II Project Authorizations.

     1.50 "Navy II Group" means the Caithness Navy II Group, LLC, a Delaware limited liability company (successor by merger with Caithness Navy II Group, L.P., a New Jersey limited partnership).

     1.51 "Navy II Power Sales Contract" means the Power Sales Contract dated February 1, 1985 between Southern California Edison Company and CLJV as subsequently amended.

     1.52 "Navy II Project" means the construction and operation of geothermal power plants on the Navy II Project Area, and the development and operation of the Navy II Project Area Rights.

     1.53 "Navy II Project Area" means the area described in Exhibit A.

     1.54 "Navy II Project Area Rights" means the rights, titles, interests, estates, powers and privileges pursuant to the Navy Contract with respect to the Navy II Project Area, including rights to all wells, the plant site, the Transmission Line and other facilities (and all improvements, equipment, fixtures and other items appurtenant or accessorial to those wells and facilities), including rights of access and egress to the Navy II Project Area, subject to the terms and conditions of the Navy Contract.

     1.55 "Navy II Project Authorizations" means all permits, authorizations, rights of way and licenses necessary or appropriate to operate and maintain the Navy II Project and the geothermal resources subject to the Navy II Project Area Rights.

     1.56 "Navy Contract" means the Original Service Contract N 62474-79-C-5382 entered into between CECI and the United States Navy dated December 6, 1979, together with all subsequent modifications thereto.

     1.57 "Net Profit" and "Net Loss" as used in connection with the BLM
Project means the net "income" and net "loss" as those terms are used in Section 1.22(b), relative to the BLM Project.

     1.58 "Operator" means such operator as is designated by the Managing Partner pursuant to Article VII.

     1.59 "Original Agreement" means the Restated General Partnership Agreement of Coso Energy Developers dated March 31, 1988, as amended prior to the date hereof.

     1.60 "Pacific" means Pacific Geothermal Ltd., L.P., a Delaware limited partnership (successor by merger with Pacific Geothermal Ltd., L.P., a New Jersey limited partnership).

     1.61 "Partners" means the Managing Partner, CCH, and all substituted or additional Partners. Where no distinction is required by the context in which the term is used herein, "Partner" means any one of the Partners.

     1.62 "Partnership" means Coso Energy Developers, a California general partnership, as such partnership may be constituted from time to time.

     1.63 "Plant Operations" means the operation and maintenance of all facets of the BLM Project operation which do not constitute Resource Operations, including operation of the Transmission Line, power transmission facilities and substation interconnection facilities.

     1.64 "Preferred Return" means (a) $7,500,000, plus (b) the amount of Preferred Return Interest accrued during any previous Preferred Return Year that was not paid from distributions from the Escrow Account for that Preferred Return Year, less (c) the sum of all distributions from the Escrow Account previously applied to reduce the Preferred Return. Notwithstanding the foregoing, the Preferred Return was prepaid in full at a discount to the parties entitled thereto on December 16, 1992; provided, however, that if for any Preferred Return Year for which the Preferred Return would have been paid if such prepayment had not been made the Distribution Condition is not satisfied, then CCH shall promptly pay to the Escrow Account an amount equal to its proportionate share (based on the percentage share of the Preferred Return paid to it) of $715,000, which is the amount of the Preferred Return allocable to each Preferred Return Year after taking into account the discount in connection with the prepayment, to be distributed pursuant to Exhibit D.
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     1.65 "Preferred Return Interest" means (a) an amount equivalent to the interest which would have accrued from March 19, 1991 through the date of determination on the amount of the Preferred Return, as adjusted to reflect distributions for each previous Preferred Return Year, at a per annum rate of 10%, less (b) the sum of all distributions from the Escrow Account applied to reduce Preferred Return Interest.

     1.66 "Preferred Return Year" means each of the periods beginning on July 1 and ending on the immediately subsequent June 30. The first Preferred Return Year shall begin on July 1, 1991, and the last Preferred Return Year shall end on the date on which the Preferred Return would have been reduced to zero if there had been no prepayment.

     1.67 "Projects" means the three geothermal power projects owned by the Joint Ventures.

     1.68 "Regulation" means the Treasury Regulations promulgated under the Code, as such Regulation may be amended from time to time including corresponding provisions of any succeeding Regulations.

     1.69 "Resource Operations" means the well drilling and well operation and maintenance work for the BLM Project Area, as well as the operation and maintenance of the geothermal resource related to the BLM Project Area, the surface steam gathering system and brine disposal system, together with construction and maintenance of buildings, roads and other surface structures on the BLM Project Area.

     1.70 "Section", unless preceded by the words "Code" or "Regulation", means a Section of this Agreement.

     1.71 "Transmission Line" means the power line constructed pursuant to a construction contract entered into by the Partnership, a preliminary description of the right-of-way for which is included as Exhibit C hereof.

                                  ARTICLE II

                PARTNERSHIP AMENDMENT; IDENTIFICATION; AND TERM

     2.1  Amendment.  The parties hereto agree to amend and restate the Original
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Agreement. The Managing Partner shall do, make or cause to be made all such filings, recording, publishing and other acts as may be necessary or appropriate from time to time in connection therewith, and as required to preserve the existence of the Partnership.

     2.2  Name, Principal Executive Office, Registered Office and Registered
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Agent for Service of Process.  The name of the Partnership shall be COSO ENERGY
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DEVELOPERS, or such other name or names as may be selected by the Management Committee from time to time. The principal executive office of the Partnership and the office at which shall be kept the records, if any, required by the Act shall be 1114 Avenue of the Americas, 41/st/ Floor, New York, New York 10036, unless changed by the Managing Partner. The Partnership may also maintain such other offices at such other places as the Managing Partner may deem advisable. The name of the Partnership's agent for service of process is Corporation Service Company, 80 State Street, Albany, New York 12207 and Corporation Service Company, which will do business in California as CSCC--Lawyers Incorporating Services, 2730 Gateway Oak Drive, Sacramento, California 95833.

     2.3  Term.  The term of the Partnership commenced on March 31, 1988 and
          ----
shall continue so long as it has any geothermal property interests in the BLM Project Area Rights, or so long as it has any obligations outstanding to any lender having provided construction or term financing to the Partnership, or any assignee thereof, unless the Partnership is terminated earlier in accordance with Article XIII; provided, however, that nothing contained herein shall be deemed to give a Partner a right to withdraw from the Partnership.

                                  ARTICLE III

              PURPOSE AND NATURE OF BUSINESS; CERTAIN OBLIGATIONS

     3.1  Purpose.  The purpose of the Partnership and the business to be
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carried on by it, subject to the limitations contained elsewhere in this Agreement, are:

          (a) To hold the BLM Assigned Rights (subject to the conditions of this Agreement), to develop the same, and to develop, construct, own and operate the BLM Project;

          (b) To raise sufficient capital through borrowings from banks or other lenders to finance the construction of the BLM Project, and to provide for the development and the exploitation of the lands subject to the BLM Project Area Rights;

          (c) To borrow money for any legitimate Partnership purpose and in connection therewith to issue notes, bonds, debentures and other evidences of indebtedness and to secure the same and hypothecate any, all or substantially all of the assets of the Partnership by mortgage, deed of trust, pledge or other lien in furtherance of the foregoing purposes of the Partnership;

          (d) To enter into and perform contracts and agreements and to carry on any other activities necessary to, or desirable or incidental in connection with, the accomplishment of the foregoing purposes of the Partnership;

          (e) To engage in any kind of activity and to enter into and perform obligations of any kind necessary to, or in connection with, or incidental to, the accomplishment of the purposes and business of the Partnership, so long as such activities and obligations may lawfully be engaged in or performed by a partnership under the Act; and

          (f)  To be a general partner of CTLP.

     Such purpose and business of the Partnership shall include the entering into by the Partnership of the transactions described in that certain preliminary Offering Circular of Caithness Coso Funding Corp. dated May 5, 1999 (as it may have been revised, the "Offering Circular"), including without limitation the making by the Partnership of certain loans to and the pledging by the Partnership of certain funds of the Partnership for payment of certain obligations of affiliated partnerships, all to the extent provided for and described in the Offering Circular and the definitive documents entered into in accordance therewith.

                                  ARTICLE IV

                                    CAPITAL

     4.1  Partners' Capital Contributions to the Partnership.
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          (a) CECI, CLC, Pacific, Mt. Whitney, West Coast, Caithness and MJV caused CGC to assign to the Partnership, for the benefit of New CHIP and CCH, respectively, all of the BLM Assigned Rights and rights to the BLM Project held by CGC and Pacific, respectively, under the CGC Agreement and by Pacific under an assignment from CGC. The Partnership has assumed and taken the contributed property subject to all liabilities secured by the contributed property at the time of contribution or assumed by the Partnership with regard to such asset.

          (b) The Partners agree that the fair market value of each Partner's BLM Capital Contribution is as indicated in the books and records of the Partnership.

     4.2  Additional Capital Contributions.  Each Partner shall have the right,
          --------------------------------
but not the obligation, to make additional capital contributions ("Additional Capital Contributions") under the terms of this Section 4.2.

          (a) A Partner may make an Additional Capital Contribution only if one or both of the following conditions has occurred:

              (i) the Management Committee has approved a Budget authorizing Additional Capital Contributions; or

              (ii) a Partner has notified the Management Committee in writing that, in that Partner's best business judgment, the Partnership requires additional equity capital for any bona fide reasonable business purpose relating to drilling and construction necessary to bring on line for commercial operations the power plants to provide electricity for the BLM Power Sales Contract (such notice to include a proposed required capital amount and description of the uses and schedule of application of the funds), and the Management Committee has not approved the proposal within 10 days of the notice.

          (b) (i) If the conditions described in (a) above have occurred, either Partner without first being required to obtain the approval of the other Partner shall give written notice to the other Partner, which shall specify the amount of Additional Capital Contributions required and the contribution date ("Contribution Date") upon which the Partners shall contribute the Additional Capital Contributions to the capital of the Partnership. The Additional Capital Contributions shall be contributed to the capital of the Partnership by each of the Partners in the ratio of 50/50;

          (ii) In the event that at any time either Partner shall fail to contribute its share of the Additional Capital Contributions on the Contribution Date (for purposes of this subsection (ii), a "Defaulting Partner"), as provided in Section 4.2(b)(i), then, as to each such default, the other Partner (for purposes of this subsection (ii), the "Contributing Partner") shall have the right, but not the obligation, to make the contribution of Additional Capital Contributions which the Defaulting Partner failed to make (but only after the Contributing Partner made the full amount of its own Additional Capital Contributions) on behalf of the Defaulting Partner by giving notice to the Defaulting Partner within twenty days after the Contribution Date, in which event such sum shall become and be treated as a loan ("Default Loan") by the Contributing Partner to the Defaulting Partner bearing interest at the rate of two percentage points above the rate of interest publicly announced by Chase Manhattan Bank N.A., in New York, from time to time as its "Prime" or "Base" rate of interest, and due and payable in full on the date which is six months after the Contribution Date (the "Default Date"). The Defaulting Partner shall have no obligation to repay the Default Loan, but in the event the Defaulting Partner does not repay the Default Loan, plus all accrued but unpaid interest thereon, in full by the Default Date, the respective Capital Accounts shall be adjusted to reflect the Additional Capital Contributions, including all such unpaid interest, as follows: for Additional Capital Contributions relating to the BLM Capital Accounts, the percentages attributable to the Contributing Partner in Sections 5.1(b) and 5.2, shall be increased by such number of percentage points as would provide a 22% internal rate of return to the Contributing Partner.

     4.3  Restrictions Relating to Capital; No Withdrawal.  Except as otherwise
          -----------------------------------------------
specifically provided in this Agreement or in the Act, no Partner shall have the right to withdraw or reduce its Capital Contributions, to receive interest on its Capital Contributions, to partition Partnership assets or to receive property other than cash in return for its Capital Contributions.

     4.4  Additional Partners.  No additional Partners shall be admitted to the
          -------------------
Partnership except with the consent of, and in accordance with the terms (including the relative rights, duties, and interest of such additional Partners), conditions and procedures agreed to by all Partners; provided however, that any Partner may, without the consent of any other Partner or the Management Committee, subdivide its Interest, through formation of a partnership, corporation or other arrangement that would hold that Partner's Interest so long as that Partner remains the owner of a portion of the Interest.

     4.5  Right of First Offer.  Each Partner grants to the other Partner a
          --------------------
right of first offer with respect to any desired or proposed sale or transfer, whether originated by that Partner or a third party (a "Disposition") of all or part of the Interest of the Partner proposing to make the Disposition (the "Disposing Partner"), upon the terms and conditions of this Section 4.5.

          (a) The right of first offer described in this Section 4.5 shall not be effective unless the following conditions are satisfied:

              (i) The Disposition shall involve the granting of a seat on the Partnership's Management Committee, whether a present grant, a future right or contingent opportunity of any kind to that seat; and

              (ii) The Disposition shall become effective, with respect to any unit or plant to be constructed, during the development stage of the unit or plant constructed to provide electricity for the BLM Power Sales Contract up to and including the time the unit or plant has been completed and goes on line for commercial operations.

          (b) Any Disposing Partner desiring to make a Disposition of all or part of its Interest under conditions satisfying subsection (a) above shall send a notice to the other Partner (the "Non-Disposing Partner") of the intended Disposition, including the name of the proposed purchaser, a description of the portion of the interest to be sold or transferred and the terms of the Disposition. For a period of 30 days after receipt of the notice, the Non-Disposing Partner shall have the right to purchase the portion of the notice. The purchase right shall be exercised by notifying the Disposing Partner in writing of the decision to exercise that right. If the Non-Disposing Partner exercised the right to purchase within 30 days of receipt of the notice, the Non-Disposing Partner must complete the purchase within 60 days of the notice of intent to purchase. Failure to give notice of intent to purchase or to consummate the purchase within the time limits described above shall allow the Disposing Partner to proceed with the intended Disposition on the terms described in the original notice; provided, however, that if the Disposing Partner amends any material term of the sale or transfer, or changes the nature or amount of the Interest to be sold or transferred, the Non-Disposing Partner shall again have the right, as described in this Section 4.5, to purchase the offered Interest on the amended terms and conditions.

          (c) If the Non-Disposing Partner exercises its right to purchase the Interest to be disposed of, the Disposing Partner shall cooperate in all reasonable ways and in good faith with the Non-Disposing Partner to consummate the sale of the Interest within the time period described in (b) above.

          (d) No purchase by a Partner of any portion of an Interest under this
Section 4.5 shall in any way cause the purchasing Partner to increase its number of seats, or the Disposing Partner to reduce its number of seats, on the Management Committee.

                                   ARTICLE V

                             CURRENT DISTRIBUTIONS

     5.1  BLM Cash Flow from Operations.  Subject to Article XIII (that is,
          -----------------------------
other than in liquidation of a Partner's Interest in the Partnership as provided in Section 13.4(a)) and to Section 4.2, BLM Cash Flow from Operations shall be applied or distributed on each Distribution Date as follows:

          (a) until the Preferred Return has been reduced to zero (or funds are on deposit in the Escrow Account sufficient to reduce the Preferred Return to zero, and the Distribution Condition will be satisfied for the Preferred Return
Year):

              (i) until BLM Payout is achieved for all Partners, to distribute 3.81% to New CHIP, and 96.19% to New CHIP and CCH in proportion to the remaining amounts necessary to be distributed to New CHIP and CCH in order to achieve BLM Payout; and

              (ii) after BLM Payout is achieved for all Partners, to distribute 48% to New CHIP and 52% to CCH;

provided, however, that all amounts distributable to New CHIP pursuant to this
Section 5.1(a) on a Distribution Date shall be deposited into the Escrow Account until (a) the Joint Ventures have deposited therein an amount, in the aggregate, equal to the Maximum Payment for the Preferred Return Year in which the Distribution Date occurs, or (b) the Partnership has deposited therein during the Preferred Return Year an amount, in the aggregate, equal to the Excess Revenues for the Preferred Return Year; and

          (b) after the Preferred Return has been reduced to zero, in the manner provided in Section 5.1(a), without regard to the proviso in Section 5.1(a).

     5.2  BLM Cash Flow from Capital Events.  Subject to Article XIII (that is,
          ---------------------------------
other than in liquidation of a Partner's Interest in the Partnership as provided in Section 13.4(a)) and to Section 4.2, BLM Cash Flow from Capital Events shall be applied or distributed on each Distribution Date as follows:

          (a) until the Preferred Return has been reduced to zero (or will be reduced to zero through the application of funds on deposit in the Escrow Account):

              (i)  52% to CCH; and

              (ii) 48% shall be deposited in the Escrow Account; and

          (b) after the Preferred Return has been reduced to zero, 48% to CHIP and 52% to CCH.

     5.3  Characterization of Escrow Account Deposits and Payments.  For tax and
          --------------------------------------------------------
accounting purposes, (a) all amounts deposited in the Escrow Account pursuant to
Section 5.1(a) and Section 5.2(a) shall be deemed to have been distributed by the Partnership to New CHIP and to have been distributed to New CHIP, (b) New CHIP shall be deemed to have directed the Partnership to make the deposits in the Escrow Account on behalf of New CHIP, and (c) and any payments from the Escrow Account shall be deemed to have been made by New CHIP.


                                  ARTICLE VI

                                  ALLOCATIONS

     6.1  Allocation of Net Profit and Net Loss.
          -------------------------------------

          (a) For each fiscal year of the Partnership, the Net Profit or Net Loss of the Partnership which is attributable to the BLM Project, and each item of income or deduction entering into the computation thereof (exclusive of other items of income, gain, loss, deduction or credit that are otherwise allocated under this Article VI) shall be allocated to and among the Partners in the same proportion that BLM Cash Flow from Operations is (or would have been had there
----------
been BLM Cash Flow from Operations) distributed to them under the provisions of
Section 5.1 hereof for such fiscal year.

     6.2  Allocation of Net Gain and Net Loss from Capital Events.  The net
          -------------------------------------------------------
Book gain (book gain in excess of Book loss) of the Partnership from BLM Capital Events and the net Book loss (Book loss in excess of Book gain) of the Partnership from BLM Capital Events shall be allocated to and among the Partners in the same manner that BLM Cash Flow from Capital Events is distributed under the provisions of Section 5.2.

     6.3  Allocation of Intangible Drilling and Development Costs.  The Book
          -------------------------------------------------------
deduction for intangible drilling and development costs of the Partnership shall be allocated to and among the Partners as follows:

              (i) Intangible drilling and development costs with respect to the BLM Project paid from Additional Capital Contributions (which for the purposes of this subsection shall be deemed to include any Default Loan under Section 4.2 which has not been paid in full) shall be allocated 98% to the Partner from whom the Additional Capital Contributions (or the Default Loan) for the deductible items were received, and 2% to the Partners in the manner described in Section 5.2.

              (ii) Intangible drilling and development costs for the BLM Project paid from funds borrowed by the Partnership shall be allocated among the Partners in the same manner that BLM Cash Flow from Capital Events is distributed under the provisions of Section 5.2.

     6.4  Allocation for Tax Purposes.
          ---------------------------

          (a) All items of Partnership income, gain, loss, and deduction for federal and state income tax purposes shall be allocated to and among the Partners in the same manner that the corresponding Book items of the Partnership are allocated in Sections 6.1 through 6.3, except as otherwise provided in Regulation Section 1.704-1(b)(4)(i) and except that solely for Federal, local and state income and franchise tax purposes and not for Book or Capital Account purposes, income, gain, loss and deduction with respect to property properly carried on the Partnership's books at a value other than its tax basis shall be allocated, (i) in the case of property contributed in kind, in accordance with the requirements of Code Section 704(c) and such Regulations as may be promulgated thereunder from time to time, and (ii) in the case of other property, in accordance with the principles provided in Regulations under Code
Section 704(b).

          (b) In the event that the Partnership has taxable income that is characterized as ordinary income by reason of the recapture provisions of the Code, each Partner's allocation of taxable gain from the sale or exchange of Partnership assets (to the extent possible) shall include a proportionate share of the recapture income equal to the Partner's (and his predecessors in interest's) share of prior cumulative depreciation, cost recovery or other deductions with respect to the assets which gave rise to the recapture income (but not to exceed the amount of gain allocated to each Partner).

     6.5  Allocation in Event of Transfer of Partnership Interest during the
          ------------------------------------------------------------------
Year.  The Capital Account of any Partner shall carry over to the transferee of
----
any Partner to the extent it relates to the transferred interest. Except to the extent otherwise required by the Code and any Regulations thereunder, if a Partnership interest or part thereof is transferred, the portion of each such item allocable to such Partnership interest shall be allocated between the transferor and transferee in proportion to the number of days in such fiscal year the Partnership interest is held by said transferor and transferee (as determined in accordance with Section 10.1), except that, if they so agree between themselves and so notify the Managing Partner in writing within 30 days of the transfer, extraordinary items, including capital gains and losses, may be allocated to the person who held the Partnership interest on the date such item was realized by the Partnership.

     6.6  Regulatory and Curative Allocations.
          -----------------------------------

          (a) Notwithstanding the foregoing provisions of this Article VI, the Partnership shall allocate items of book income and gain in a manner that constitutes a

"minimum gain chargeback" as described in Section 1.704-2 of the Treasury Regulations and the term "minimum gain" shall have the meaning assigned to it therein. Determinations of each Partner's share of minimum gain shall be made in accordance with Section 1.704-2 of the Treasury Regulations. In addition, "partner nonrecourse deductions" shall be allocated to the Partners bearing the risk of loss with respect to such deductions in accordance with Section 1.704-2 of the Treasury Regulations.

          (b) The Partners acknowledge and ratify the following modifications to the provisions of this Article VI that were adopted pursuant to discussions among the Partners and the Partnership accountants:

              (i) For purposes of allocating income with respect to each year, distributions are to be taken into account on the day in which they occur, and the effective profit and loss percentages shall be determined as of each date such distributions occur;

              (ii) The following items are allocated in the ratios that apply to Capital Events cash flow: depreciation, write-offs of plant and well capital costs, fees paid to Southern California Edison related to transmission lines, and alternative minimum tax adjustments and preferences associated with property, plant and equipment; and

              (iii) The initial capital contributions of the Partners are determined by reference to the generally accepted accounting principle financial statement figures for such capital contributions.

          (c) As stated in Treasury Regulations Section 1.704-1(b)(4)(i), when any property of the Partnership is reflected in the Capital Accounts of the Partners and on the books of the Partnership at a book value that differs from the adjusted tax basis of such property, then certain book items with respect to such property will differ from certain tax items with respect to that property. Since the Capital Accounts of the Partners are required to be adjusted solely for allocation of the book items, the Partners' shares of the corresponding tax items are not independently reflected by adjustments to the Capital Accounts. These tax items must be shared among the Partners in a manner that takes account of the variation between the adjusted tax basis of the applicable property and its book value pursuant to or in the same manner as variations between the adjusted tax basis and fair market value of property contributed to the Partnership are taken into account in determining the Partners' share of tax items under Code Section 704(c). In making allocations of tax items of the Partnership, the Partnership shall comply with the foregoing principles.

          (d) The Partners intend that the allocation of items of income, gain, loss, deduction and credit pursuant to this Agreement result in Capital Account balances that achieve the economic sharing provisions reflected in Article V, as amended. Notwithstanding any other provisions contained herein, allocations of income, gain, loss and deductions shall be applied and amended by the Managing Partner as necessary to produce such result, including special allocations of gross income and gross deductions and amendment of prior tax returns. This Section 6.6(d) shall control notwithstanding any reallocation of income, loss or items thereof by the Internal Revenue Service or other taxing authority.


                                  ARTICLE VII

                 RIGHTS, DUTIES, LIABILITIES AND COMPENSATION
                            OF THE MANAGING PARTNER

     7.1  General.
          -------

          (a) Except as otherwise provided in this Agreement, the Managing Partner shall be responsible for the conduct of the business of the Partnership and for Project operations. The Managing Partner shall devote to the business affairs of the Partnership such time and effort as the Managing Partner may from time to time deem necessary. Pursuant to that certain Amended and Restated Operations and Maintenance Agreement, made and entered into by the Partnership, COC and FPLE, dated February 25, 1999, and to that certain Amended and Restated Field Operations Agreement, executed by COC and the Partnership, dated February 25, 1999 (FPLE and COC are individually and collectively referred to herein as "Operator"), as either may be amended, COC shall act as Operator, provided, however, that certain field and maintenance operations shall be performed by FPLE.

          (b) The Managing Partner and the Operator shall be subject to all directives of the Management Committee with respect to the performance of their respective duties hereunder, and shall be liable to the Partnership for all damages, losses and expenses incurred by the Partnership as a result of noncompliance with such directives.

     7.2  General Rights and Powers of Managing Partner.  Except as otherwise
          ---------------------------------------------
provided herein, including the provisions of Article VIII:

          (a) The management and control of the day-to-day business and affairs of the Partnership shall rest with the Managing Partner, which shall have such rights and powers as are necessary, advisable or convenient to the discharge of its duties under this Agreement and to the management of the business affairs of the Partnership in furtherance of the purposes of the Partnership as set forth in Article III.

          (b) In furtherance of the purposes of the Partnership as set forth in
Article III of this Agreement, the Managing Partner is hereby granted the right, power and authority to do on behalf of the Partnership all things which, in its reasonable judgment, are necessary, property or desirable to carry out its duties and responsibilities hereunder, including, but not limited to, the following: from time to time to incur all reasonable expenditures pursuant to the Budget; to employ and dismiss from employment any and all employees, agents, contractors, brokers, attorneys and accountants except for the partnership's auditor; to create, by grant or otherwise, easements and servitudes; to borrow money up to an aggregate principal amount of $100,000 at any time outstanding; and to execute, acknowledge and deliver any and all contracts, agreements or other instruments to effectuate any and all of the foregoing. Subject to the direction of the Management Committee, the Managing Partner shall be responsible for the following:

               (i) maintain and protect the assets of the Partnership and the interests of the Partners;

               (ii) obtain such consultants, technicians, agents, and contractors as it deems may be required for Project operations;

               (iii) make all reports and disburse funds in accordance with the Budget for all payments required under this Agreement with respect to Project operations and under all agreements, permits, authorizations, and other rights relating thereto;

               (iv) submit the Budget, cost projections and any other budgets for Project operations to the Management Committee;

               (v) keep full and accurate records and accounts of the transactions entered into by it on behalf of the Partnership;

               (vi) do all such acts and things and conduct all such steps as may reasonably be necessary if advisable in its judgment for the efficient and economical conduct of Project operations; and

               (vii) secure adequate and reasonable insurance (to the extent possible and with the Partners and Partnership as named insureds) covering those insurable risks with respect to the Partnership and Partnership operations that can be insured at reasonable costs, including risk of personal injuries to or deaths of employees or others, risks of fire, and all other risks ordinarily insured against in similar operations, and adjust losses and claims pertaining to or arising out of such insurance.

     7.3  Expenses.  The Partnership shall reimburse the following expenses of
          --------
the Partnership incurred by either of the Partners limited to the amounts set forth in the applicable Budget approved in accordance with Section 7.4:

          (a) all organizational fees and expenses of the Partnership and of the Partners;

          (b) the actual costs of goods and materials used by or for the Partnership by the Managing Partner, any subcontractors or the Partnership;

          (c) all employee time and costs and related overhead of the Managing Partner attributable to the business of the Partnership;

          (d) all operational expenses of the Partnership that may be paid by the Managing Partner pursuant to the terms hereof, including, without limitation, the following: obligations related to BLM Assigned Rights or Navy II Assigned Rights; all costs of borrowed money paid to lenders; taxes and assessments on Partnership assets and other taxes applicable to the Partnership; legal, accounting, appraisal, audit and brokerage fees; fees and expenses paid to independent consultants or insurance brokers; and

          (e) all accounting, documentation, professional and reporting expenses of the Partnership paid or to be paid to any person, including, without limitation, the following: preparation and documentation of Partnership accountings and audits; preparation and documentation of Partnership state and federal tax returns; expenses of revising, amending, converting, modifying, or terminating this Agreement or the Partnership; costs incurred in connection with any litigation in which the Partnership is involved as well as any examination, investigation or other proceedings conducted by any regulatory agency with respect to the Partnership, including legal and accounting fees incurred in connection therewith; costs of any computer equipment or services used for or by the Partnership; and the costs of preparation and dissemination of informational material and documentation relating to a potential sale by the Partnership of Partnership Interests to third parties or relating to a potential acquisition, sale, financing or refinancing of Partnership assets.

     7.4  Budget; Mechanism for Reimbursements.
          ------------------------------------

          (a) The Managing Partner shall prepare the Budget for the Partnership, which shall include a capital expenditure budget and a budget for Partnership operations for each quarter, which is to be presented to the Management Committee for approval no later than forty-five (45) days prior to the beginning of the applicable quarter. Once the Budget has been approved by the Management Committee, the Managing Partner may pay all Partnership expenses, reimburse itself for expenditures permitted by Section 7.3, and otherwise apply all available Partnership funds in accordance with the approved Budget.

          (b) Subject to the approval of the Management Committee, the reasonable costs incurred by the Partners in connection with matters to be considered by the Management Committee as well as any other activities of the Partners assigned to such Partners by the Management Committee shall be reimbursed by the Partnership in accordance with the amounts set forth in the applicable Budget approved in accordance with Section 7.4(a).

     7.5  Third Party Reliance.  Any person dealing with the Partnership as to
          --------------------
any matter with respect to which the Managing Partner is granted authority hereunder may rely solely on written advice from the Managing Partner as to any matter relating to this Agreement, as to compliance herewith and as to the authority of the Managing Partner to act on behalf of the Partnership, and as between the Partnership or the Managing Partner, on the one hand, and such other person, on the other hand, the facts stated in such written advice from the Managing Partner will be conclusive and binding on the Partnership and the Managing Partner.

     7.6  Justification of Expenses.  In connection with the reimbursement or
          -------------------------
payment by the Partnership of any expenses under this Agreement to any Partner, each Partner shall have the right to receive from the Partner claiming reimbursement or payments such supporting documentation as may be reasonably requested to justify such reimbursement or payments.


                                 ARTICLE VIII

                           MANAGEMENT OF PARTNERSHIP

     8.1  Management Committee.  Subject to requirements of the Act or other
          --------------------
applicable law the business operations of the Partnership shall be overseen by a Management Committee, consisting of two delegates appointed by New CHIP and two delegates appointed by CCH. New CHIP and CCH shall each be fully empowered to substitute for its own delegates and to appoint alternates. The decision of the Management Committee shall be required for all actions set forth at Section 8.4.

     8.2  Meetings.  The Partnership shall hold Meetings to transact all
          --------
Partnership business for which a meeting or a vote of the Partners is required by the Act. Each Partner shall send two delegates to each Meeting. Each Partner may substitute or change delegates at will, and shall notify the other Partner of the names of such delegates prior to each Meeting.

     8.3  Procedures.  Management Committee Meetings and Partnership Meetings
          ----------
shall occur and be conducted pursuant to the following procedures:

          (a) The Partnership and the Management Committee shall hold a Meeting on the second Tuesday of January, April, July and October of each year and on such other dates as shall be called by a Partner on written notice of not less than fifteen (15) business days given by the calling party to all Partners which notice shall be accompanied by an agenda and supporting documentation describing, in reasonable detail, the issues to be presented to the Management Committee for voting. Meetings shall be held at the Managing Partner's office and begin at 10:00 A.M. unless another time or place is agreed to.

          (b) A quorum of three delegates (including alternates to delegates not present) must be present to convene a Meeting and/or vote on Partnership or Management Committee matters.

          (c) All votes on Partnership or Management Committee action shall require a favorable vote of at least a majority of the delegates comprising the quorum present at the Meeting; provided, however, that said favorable vote must be composed of at least one favorable vote by a delegate representing New CHIP and one favorable vote by a delegate representing CCH.

          (d) Action by the Partnership and the Management Committee may be taken at any time without a meeting upon the written consent of at least three delegates. For the purposes of this provision, written consent shall be deemed given by a delegate if said delegate does not make an objection to the action proposed in the form of written consent sent to the delegates within 15 days after the actual receipt of such form of written consent by such delegate.

          (e) The Partnership and the Management Committee may also take action by vote of at least three delegates given by the telephone which vote shall be subsequently confirmed in writing to all delegates. The notice provision in
Section 8.3(a) shall apply also to such vote by telephone, provided, however, that vote may be taken without notice, if in the reasonable opinion of the three delegates so voting, there exists an emergency situation precluding such advance notice, and that all reasonable efforts have been made to notify all Partners of the emergency and the vote.

          (f) Minutes shall be prepared for all Meetings, and shall be approved by the Partners or the Management Committee, as applicable, prior to being entered into the permanent minute book maintained by the Managing Partner for the Partnership.

     8.4  Limitations on Authority of Managing Partner.  The Managing Partner
          --------------------------------------------
(including the Managing Partner acting in his capacity as Operator) shall have no authority to do any act prohibited by law, nor shall the Managing Partner, without the consent of the Management Committee, have any authority to:

          (a) permit any creditor who makes a non-recourse loan to the Partnership to take, as a condition of making such loan, any direct or indirect interest in the profits, capital, assets or property of the Partnership other than as a secured creditor;

          (b) sell or lease the Partnership's rights in commercial geothermal wells, power plants and other substantial assets owned by the Partnership;

          (c) make or amend contracts for the sale of electricity;

          (d) terminate, liquidate and wind up the Partnership, except upon the occurrence of an event which, under the Act, dissolves or terminates the Partnership;

          (e) approve and establish procedures and ongoing review of all budgets and the budget process, including each Budget;

          (f) change the Partnership's auditor;

          (g) create, incur, or assume any indebtedness for borrowed money other than in the ordinary course of Partnership business;

          (h) obtain refinancing or replacements of any mortgages or other security instruments related in any way to any Partnership property, or repay in whole or in part, refinance, recast, modify, consolidate or extend any of the terms of any indebtedness owed by the Partnership or affecting all or any portion of any Partnership property;

          (i) modify, amend or waive any provision of any material agreement to which the Partnership is a party;

          (j) create, incur, or assume any indebtedness in aggregate principal amount at any time outstanding greater than $100,000;

          (k) acquire, amend or terminate any geothermal leases;

          (l) engage and discharge outside consultants, construction contractors, engineers or similar entities or professionals, including contracts with third party Project operators in connection with work to be performed by or for the benefit of the Partnership in instances where the estimated or incurred cost of said work exceeds $1,000,000; excluding, however, contracts for drilling of wells and all related supplies and equipment, provided the estimated costs of such contracts do not exceed the amounts budgeted for such items in an approved Budget; further provided that any contract between the Partnership and the Operator, the Managing Partner or any of their affiliates must have the approval of the Management Committee.

          (m) all other functions for which Partnership approval is required by applicable law or for which Management Committee approval is required by this Agreement; or

          (n) (i) do any act in contravention of this Agreement or not in furtherance of the purposes of the Partnership set forth in Article III; (ii) do any act which would make it impossible to carry on the ordinary business of the Partnership; (iii) confess a judgment against the Partnership; (iv) possess Partnership property or assign rights in specific Partnership property, for other than a Partnership purpose; (v) change or reorganize the Partnership into any other legal form; or (vi) admit a person as a Partner, except as provided in this Agreement.

     Notwithstanding anything to the contrary set forth herein, the Managing Partner shall have the authority, without the approval of the Management Committee, to administer the definitive documents entered into by the Partnership in accordance with and as generally described in the Offering Circular, including any amendments, waivers, extensions, indulgences, minor adjustments, or other loan administration matters with respect to such documents (other than amendments materially affecting the Partnership or any Partner).


                                  ARTICLE IX

                   REPRESENTATIONS AND COVENANTS OF PARTNERS

     9.1  Representation of Partners.  Each Partner represents to each other
          --------------------------
Partner that it is an entity duly organized and validly existing under the laws of its jurisdiction, and qualified to do business in the State of California, that all action required by such Partner to authorize that Partner to enter into this Agreement has been taken, and that this Agreement is a binding agreement of that Partner, enforceable in accordance with its terms.

     9.2  Covenants of Partners.  Each Partner covenants that it will not
          ---------------------
engage in any business or in any other activities other than performing its obligations under this Agreement to the extent such business or other activities are limited by agreements between the Partnership and lenders providing financing to the Partnership.


                                   ARTICLE X

                     ASSIGNMENTS OR TRANSFERS OF INTERESTS

     10.1 Assignments.  Subject to compliance with applicable federal and state
          -----------
securities laws, and subject to Sections 4.4 and 4.5, a Partner may transfer all or a portion of his Interest in the Partnership, by an executed and acknowledged written instrument, only with the consent of the Management Committee. Subject to compliance with applicable federal and state securities laws, assignments will be recognized by the Partnership only effective the last day of the calendar month following the receipt by the Partnership of written notice of the assignment. The Partnership may charge the assigning or transferring Partner and any Partner requesting a change of name, type of ownership, etc., a fee not to exceed the expenses, including actual legal expenses, incurred in effecting the assignment or transfer of his interest in the Partnership or other change in the records of the Partnership.

     10.2 Substituted Partners.  No assignee of the whole or any portion of a
          --------------------
Partners' Interest in the Partnership shall have the right to become a substituted Partner in the place of his assignor unless all of the following conditions are satisfied:

          (a) the fully executed and acknowledged written instrument of assignment that has been filed with the Partnership sets forth the intention of the assignor that the assignee become a substituted Partner in his place;

          (b) the assignor and assignee execute and acknowledge such other instruments as the Management Committee may deem necessary or desirable to effect such admission, including the written acceptance and adoption by the assignee of the provisions of this Agreement and his execution, acknowledgment, and delivery to the Management Committee of a Power of Attorney, the form and content of which shall be provided by the Management Committee;

          (c) any transfer fee and legal expenses, if any, referred to in paragraph (a) above required to be paid shall have been paid;

          (d) the transfer shall not be in violation of any applicable federal or state securities laws, including the Securities Act of 1933, as amended, nor shall it cause the termination of the Partnership under Section 708(b) of the Code, it being understood and agreed that the Management Committee may require as a condition to such transfer that the Partnership be furnished with an appropriate opinion of counsel to the foregoing effect, which counsel and opinion shall be satisfactory to the Management Committee; and

          (e) the Management Committee has consented to the assignment (which consent may be granted or withheld at the sole discretion of the Management Committee).

     10.3 Management Committee Option.  The Management Committee may elect to
          ---------------------------
treat an assignee who has not become a substituted Partner as a substituted Partner in the place of his assignor should it deem, in its sole discretion, that such treatment is in the best interest of the Partnership for any of its purposes or for any of the purposes of this Agreement.

     10.4 Amendment of Agreement.  The Managing Partner will be required to
          ----------------------
prepare an amendment to this Agreement for signature by the Partners to reflect the substitution of Partners. Until this Agreement is so amended, an assignee shall not become a substituted Partner.

     10.5 Insolvency.  Upon the bankruptcy, insolvency, dissolution, or other
          ----------
cessation to exist as a legal entity of a Partner not an individual, the authorized representative of such entity shall have all the rights of a Partner for the purpose of effecting the orderly winding up and disposition of the business of such entity and such power as such entity possessed to constitute a successor as an assignee of its interest in the Partnership and to join with such assignee in making application to substitute such assignee as a Partner.

     10.6 Special Restrictions Relating to Non-U.S. Persons.  Each transferee of
          -------------------------------------------------
an Interest shall certify whether or not such transferee is a U.S. person. Each Partner shall notify the Managing Partner if it becomes a non-U.S. person within 30 days of such change. Prior to a disposition of a "United States Real Property Interest," as defined in Code Section 897, or a distribution pursuant to a disposition of a "United States Real Property Interest," each Partner shall, if requested to do so by the Managing Partner, certify as to its U.S. person status.

     10.7 Amendments in Respect to Transfers; Admission of Partners.  The
          ---------------------------------------------------------
Managing Partner, at the discretion of the Management Committee, shall promptly amend any Partnership document listing the Partners from time to time to reflect the admission, substitution or withdrawal of Partners. No such admission, substitution or withdrawal shall be effective until all appropriate Partnership documents are so amended.


                                  ARTICLE XI

                           LOANS TO THE PARTNERSHIP

     11.1 Authority to Borrow.  Subject to the approval of the Management
          -------------------
Committee and to the limitations elsewhere provided in this Agreement, the Partnership may from time to time borrow such amounts from such persons (including the Managing Partner or any other Partner and its affiliates) on such security and payable on such terms as the Managing Partner may determine.

     11.2 Loans from Partners.  If a Partner shall, with the prior consent of
          -------------------
the Management Committee, make any loan or loans to the Partnership or advance money on its behalf, the amount of any such loan or advance shall not increase the Capital Account of the lending Partner or entitle such lending Partner to any increase in his share of the distributions of the Partnership or result in his having any greater share of Partnership allocations of Net Profit and Net Loss. The amount of any such loan or advance shall be a debt due from the Partnership to such lending Partner, repayable upon such terms and conditions and bearing interest at such rates as shall be mutually agreed upon by the lending Partner and the Management Committee, and such loan or advance may, subject to approval of the Management Committee, be secured by a mortgage, deed of trust, pledge, security interest or other lien in or on any, all or substantially all of the properties and other assets of the Partnership.

                                  ARTICLE XII

                          BOOKS, RECORDS AND REPORTS

     12.1 Books.  The Partnership, at its expense, shall maintain books and
          -----
records for the Partnership at the Managing Partner's designated office, and all Partners shall have the right to inspect and examine such books and records, and to copy them (at their own expense) during regular business hours.

     12.2 Reports.  The Partnership shall cause to be prepared and delivered
          -------
to the Partners, at its expense, the following reports (all unaudited reports to be certified by the Chief Financial Officer of the Managing Partner):

          (a) Within 60 days after the end of the first three quarterly periods of the Partnership's fiscal year, a quarterly report containing the following:

               (i)   a balance sheet, which may be unaudited;

               (ii) a statement of income for the three-month period then ended, and for the year to date at such quarter end, which may be unaudited;

               (iii) a statement of changes in cash flow for the three-month period then ended, and for the year to date at such quarter end, which may be unaudited;

               (iv) other pertinent information regarding the Partnership and its activities during the three-month period covered by the report; and

               (v) a statement setting forth in reasonable detail the services rendered by the Managing Partner to the Partnership and the amounts charged for those services.

          (b) Within 75 days after the end of each fiscal year of the Partnership, all information concerning the Partnership reasonably necessary for the preparation of the Partners' federal and state income tax returns.

          (c) Within 90 days after the end of each fiscal year of the Partnership, an annual report containing (i) a balance sheet as of the end of its fiscal year and statements of income, Partners' equity and changes in financial position, for the year then ended, all of which shall be prepared in accordance with generally accepted accounting principles consistently applied and accompanied by an auditor's report containing to the extent available an unqualified opinion of an independent certified public accountant; and (ii) a report of the activities of the Partnership during the period covered by the report.

          (d) Copies of any documents delivered to any institution providing financing to the Partnership pursuant to the requirements of any Partnership loan documents.

     12.3 Accounting and Tax Decisions.  Except as otherwise provided in this
          ----------------------------
Agreement all decisions as to accounting and tax matters shall be made by the Managing Partner, and as directed by the Management Committee.

     12.4 Income Tax Election and Proceedings.
          -----------------------------------

          (a) The Management Committee shall direct the Managing Partner to make such elections under the tax laws of the United States, the several States and other relevant jurisdictions as to the treatment of the Partnership's items of income, gain, loss, deduction and credit and as to all other relevant matters as it reasonably believes necessary, appropriate or desirable.

          (b) In the event the Partnership is subject to administrative or judicial proceedings for the assessment and collection of deficiencies for federal, state or local taxes or for the refund of overpayments of federal, state or local taxes arising out of a Partner's distributive share of the tax items of the Partnership, the Managing Partner shall act as, and shall have the power and duties assigned to, the "tax matters partner" under Code Sections 6221-6232 and the Regulations thereunder. The Partners agree to perform all acts necessary under Code Section 6231 and the Regulations thereunder to designate the Managing Partner as the "tax matters partner."

          (c) No Partner shall, on such Partner's federal or state income tax return, treat any "partnership item" (as defined in Code Section 6231(a)(3) and the Regulations thereunder) in a manner which is inconsistent with the treatment of such "partnership item" on the Partnership's return without first submitting its proposed treatment to the other Partner for its advance review.

     12.5 Bank Accounts.  The Managing Partner may designate from time to time
          -------------
those persons authorized to execute checks and other items on the Partnership bank accounts. The funds of the Partnership shall not be commingled with the funds of any other person. The Managing Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in the Managing Partner's possession or control, and it shall not employ, or take actions to permit another to employ, such funds or assets in any manner except as provided in this Agreement.

                                 ARTICLE XIII

                DISSOLUTION AND TERMINATION OF THE PARTNERSHIP
                      AND THE LIQUIDATION OF A PARTNER'S
                          INTEREST IN THE PARTNERSHIP

     13.1 Dissolution.  Only the happening of any one of the following events
          -----------
shall dissolve the Partnership:

          (a) the expiration of the term of the Partnership;

          (b) the expiration of 60 days after the Partnership's election to dissolve the Partnership (provided that no Partner shall, without such approvals as may be required from lenders providing financing to the Partnership in accordance with the relevant loan or financing agreements, seek the dissolution of the Partnership during the term of any such agreements);

          (c) the entry of a decree of judicial dissolution of the Partnership pursuant to the Act; or

          (d) the occurrence of any event that would cause the dissolution of the Partnership under the Act or that would make it unlawful for the business of the Partnership to be continued.

     13.2 Distributions in Liquidation of the Partnership and in Liquidation
          ------------------------------------------------------------------
of a Partner's Interest in the Partnership.
------------------------------------------

          (a) In the event of a distribution in connection with the liquidation of the Partnership, the occurrence of which is described in Section 13.4(b), the Partnership shall apply and distribute the proceeds from the liquidation of the assets of the Partnership and collection of the receivables of the Partnership, together with assets distributed in kind, to the extent sufficient therefor, in the following order of priority:

              (i) first, to the payment and discharge of all liabilities, obligations and debts of the Partnership and the expenses of liquidation, paid in the order then required by California law;

              (ii) second, to the creation and setting up of any reserves which the Management Committee may deem necessary, appropriate or desirable for any future, contingent or unforeseen liabilities, obligations or debts of the Partnership which are not yet payable or have not yet been paid. The Partnership may pay, but is not obligated to pay, such reserves to an independent escrow holder designated by the Management Committee, to be held by it for the purpose of disbursing such reserves in payment of any of the aforementioned liabilities, obligations and debts and, at the expiration of such period as the Management Committee shall deem necessary, advisable or desirable, to distribute the balance thereafter remaining in the manner hereinafter provided;

              (iii) third, to the payment and discharge of all of the liabilities, obligations and debts of the Partnership owing to Partners, but if the amount available for payment is insufficient, then pro rata in accordance with the amount of those liabilities, obligations and debts; and

              (iv) fourth, to the Partners with positive Capital Accounts, in accordance with their respective Capital Account after taking into account all Capital Account adjustments for the Partnership taxable year during which such liquidation occurs (other than those made pursuant to this Section 13.2, or Section 13.3).

          (b) Except as otherwise provided in Regulation Section 1.704-1(b)(2)(ii)(b), a distribution to a Partner in liquidation of such Partner's interest in the Partnership (as described in Section 13.4(c), but other than in liquidation of the Partnership (the occurrence of which is described in Section 13.4(b), shall be in an amount equal to each Partner's Capital Account after taking into account all Capital Account adjustments for the Partnership taxable year during which such liquidation occurs (other than those made pursuant to this Section 13.2 or Section 13.3).

          (c) For purposes of this Section 13.2, the Partnership taxable year shall be determined without regard to Code Section 706(c)(2)(A).

     13.3 Deficit Capital Account.  Notwithstanding any other provision of
          -----------------------
this Agreement to the contrary, upon liquidation of a Partner's interest in the Partnership (whether or not in connection with the liquidation of the Partnership), after all Capital Account adjustments for the taxable year during which such liquidation occurs (other than those occurring as a result of any contributions made pursuant to this Section 13.3), if such Partner has a negative balance in its Capital Account, such Partner shall be obligated to pay to the Partnership on or before the end of the taxable year in which such liquidation occurs (or, if later, within ninety (90) days after the date of such liquidation) an amount in cash equal to the difference between its negative Capital Account and zero.

     13.4 Liquidation of the Partnership and Liquidation of a Partner's
          -------------------------------------------------------------
Interest in the Partnership.
---------------------------

          (a) For purposes of Sections 1.22, 5.1, 5.2 and 13.3, a liquidation of a Partner's Interest in the Partnership occurs upon the earlier of (i) the date upon which there is a liquidation of the Partnership or (ii) the date upon which there is a liquidation of the Partner's Interest in the Partnership.

          (b) For purposes of Section 13.4(a) and Sections 13.2(a) and 13.3, the liquidation of the Partnership occurs upon the earlier of (i) the date upon which the Partnership is terminated under Code Section 708(b)(1), or (ii) the date upon which the Partnership ceases to be a going concern (even though it may continue in existence for the purpose of winding up its affairs, paying its debts, and distributing any remaining balance to its Partners).

          (c) For purposes of Sections 13.4(a) and 13.2(b), the liquidation of a Partner's Interest in the Partnership means the termination of a Partner's entire Interest in the Partnership by means of a distribution, or a series of distributions, to the Partner by the Partnership. A series of distributions will come within the meaning of this term whether they are made in one year or in more than one year. Where a Partner's Interest is to be liquidated by a series of distributions, the Interest will not be considered as liquidated until the final distribution has been made.

          (d) The liquidation of a Partner's Interest in the Partnership, the occurrence of which is described in Section 13.4(a) will not be delayed after the Partnership's primary business activities have been terminated for a principal purpose of deferring any distribution pursuant to Section 13.2(a)(iv), or deferring a Partner's obligation under Section 13.3.

     13.5 Time of Liquidation.  Subject to Section 13.4(d) a reasonable time
          -------------------
shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Partnership to minimize to the extent it deems practicable, advisable or desirable the normal losses attendant upon the liquidation.

     13.6 Liquidation Statement.  Each of the Partners shall be furnished
          ---------------------
with a statement prepared by the Partnership, which shall set forth the assets and liabilities of the Partnership as of the date of complete liquidation. Upon the Partnership complying with the foregoing distribution plan, the Partners shall cease to be such and the Managing Partner may execute, acknowledge and cause to be filed and recorded a certificate of cancellation of the Partnership or other appropriate documents evidencing its dissolution and winding up.


                                  ARTICLE XIV

                LIMITATION OF LIABILITY OF MANAGING PARTNER AND
              INDEMNIFICATION OF THE MANAGING PARTNER AND OTHERS

     14.1 Limitation on Liability of Managing Partner.  None of the Managing
          -------------------------------------------
Partner in its capacity as such, or its officers, directors, shareholders, employees or agents will be liable to the Partnership or the Partners for any expense, loss or liability suffered by the Partnership or the Partners in connection with the Partnership or its activities; provided that, in the event such expense, loss or liability arose out of any action or inaction of a Managing Partner or its affiliates or such other persons, as the case may be, the foregoing shall only apply if (i) such course of conduct did not constitute gross negligence, acts of bad faith or willful misconduct, and (ii) the Managing Partner, its affiliate or such other person, as the case may be, had previously determined in good faith that such course of conduct was in the best interests of the Partnership.

     14.2 Indemnification of the Managing Partner.
          ---------------------------------------

          (a) The Partnership shall indemnify and hold harmless the Managing Partner, and its officers, directors, shareholders, employees and agents (individually, an "Indemnitee") from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise arising out of or incidental to the business of the Partnership, including without limitation liabilities under the federal and state securities laws, regardless of whether the Indemnitee continues to be the Managing Partner, or an officer, director, shareholder, employee or agent of the Managing Partner at the time any such liability or expense is paid, if the Indemnitee's conduct did not constitute actual fraud, willful misconduct or gross negligence and if the Indemnitee acted in a manner it reasonably believed to be in the best interests of the Partnership. The termination of any action, suit or proceeding by settlement or upon a plea of nolo contendere, or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified above.

          (b) Reasonable expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 14.2 shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that such person is not entitled to, be indemnified as authorized in this Section 14.2.

          (c) The indemnification provided by this Section 14.2 shall be in addition to any other rights to which those indemnified may be entitled under any agreement, vote of the Partners, as a matter of law or equity or otherwise, both as to action in the Indemnitee's capacity as Managing Partner, as an affiliate or as an officer, director, employee or agent of a Managing Partner or an affiliate and as to any action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

          (d) The Partnership may purchase and maintain insurance, at the Partnership's expense, on behalf of the Managing Partner and such other persons as the Management Committee shall determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the activities of the Partnership and/or the Managing Partner's acts or omissions as Managing Partner of the Partnership regardless of whether the Partnership would have the power to indemnify such person against such liability under the provisions of this Agreement.

          (e) Any indemnification hereunder shall be satisfied solely out of the assets of the Partnership. No Partner shall be subject to personal liability by reason of these indemnification provisions.

          (f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 14.2 by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

          (g) The provisions of this Section 14.2 are for the benefit of the Indemnitees, their heirs and personal representatives, and shall not be deemed to create any rights for the benefit of any other persons.

     14.3 Management Committee Indemnification.  The Partnership shall
          ------------------------------------
indemnify and save harmless the delegates to the Management Committee, including the alternates, against all actions, claims, demands, costs and liabilities arising out of the acts (or failure to act) of any such person in good faith within the scope of their authority in the course of the Partnership's business, and such persons shall not be liable for any obligations, liabilities or commitments incurred by or on behalf of the Partnership as a result of any such acts or failure to act, provided that the foregoing shall not entitle a member to indemnification for gross negligence or willful misconduct.

     14.4 Survival of Rights.  The rights of the Managing Partner, and its
          ------------------
respective officers, directors, shareholders, employees or agents under this
Article XIV shall survive the termination of the Managing Partner's status as a Partner of the Partnership.


                                  ARTICLE XV

                              GENERAL PROVISIONS

     15.1 Arbitration.  Any controversy or claim arising out of or relating to
          -----------
this Agreement, or the breach thereof, which cannot be settled by agreement of the Partners, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered thereunder may be entered in any court having jurisdiction thereof.

     15.2 Notices.
          -------

          (a) Except as otherwise provided herein, any notice, distribution, offer, report or other communication that is to be given to any Partner in connection with the Partnership or this Agreement shall be in writing and shall be sent in person by first-class mail, by telecopy, or by nationally recognized overnight courier services to the address set forth below or to such other address as a Partner may notify the Management Committee in writing, and shall be deemed delivered upon receipt.

          New CHIP:  New CHIP, LLC
                     c/o Caithness Power, L.L.C.
                     1114 Avenue of the Americas

                    New York, New York  10036-7790
                    Attention:  General Counsel
                    Telefacsimile:  (212) 921-9239

          CCH:      Caithness Coso Holdings, L.L.C.
                    c/o Caithness Corporation
                    1114 Avenue of the Americas
                    New York, New York 10036-7790
                    Attention: General Counsel
                    Telefacsimile: (212) 921-9239

          (b) Copies of any notices provided to any Partner in connection with any loan documents or other financing documents (or any documents relating thereto) shall be forwarded to each other Partner promptly upon receipt.

     15.3 Survival of Rights.  This Agreement shall be binding upon, and, as to
          ------------------
permitted or accepted successors, transferees and assigns, inure to the benefit of the Partners and the Partnership and their respective heirs, legatees, legal representatives, successors, transferees and assigns, in all cases whether by the laws of descent and distribution, merger, reverse merger, consolidation, sale of assets, other sale, operation of law or otherwise.

     15.4 Construction.  The language in all parts of this Agreement shall be
          ------------
in all cases construed simply according to its fair meaning and not strictly for or against the Partners or the Managing Partner.

     15.5 Section Headings.  The captions of the Articles or Sections in this
          ----------------
Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any of the provisions hereof, shall not be deemed part of this Agreement and shall not be used in construing or interpreting this Agreement.

     15.6 Agreement in Counterparts.  This Agreement and any amendments hereto
          -------------------------
may be executed in multiple counterparts, each of which shall be deemed an original agreement and all of which shall constitute one and the same agreement, notwithstanding the fact that all parties are not signatories to the original or the same counterpart. For purposes of recording this instrument, if required, multiple signature pages and acknowledgment pages may be attached to each counterpart; the signature pages and the acknowledgment pages pertaining thereto may be detached from the counterpart, when executed, and attached to another counterpart, which other counterpart may thereafter be recorded.

     15.7 Governing Law.  This Agreement shall be construed according to the
          -------------
internal laws, but not the laws pertaining to choice or conflict of laws, of the State of California.

     15.8   Additional Documents.  Each Partner, upon the request of the
            --------------------
Management Committee, agrees to perform all further acts and execute, acknowledge and deliver all further documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement, including but not limited to acknowledging before a notary public any signature heretofore or hereafter made by a Partner.

     15.9   Severability.  Should any portion or provision of this Agreement be
            ------------
declared illegal, invalid or unenforceable in any jurisdiction, then such portion or provision shall be deemed to be severable from this Agreement as to such jurisdiction (but, to the extent permitted by law, not elsewhere) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

     15.10  Pronouns and Plurals.  Whenever the context may require, any pronoun
            --------------------
used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

     15.11  Third Party Beneficiaries.  There are no third party beneficiaries
            -------------------------
of this Agreement.

     15.12  Partition.  The Partners agree that any assets the Partnership may
            ---------
at any time have may not be suitable for partition. Each Partner hereby irrevocably waives any and all rights that he may have to maintain any action for partition of any assets the Partnership may at any time have.

     15.13  Security Interest and Right of Set-Off.  As security for any
            --------------------------------------
withholding tax or other liability or obligation to which the Partnership may be subject as a result of any act or status of any Partner or to which the Partnership becomes subject with respect to the Interests of any Partner, the Partnership shall have (and each Partner hereby grants to the Partnership) a security interest in all Cash Flow from Operations or Cash Flow from Capital Events distributable to such Partner to the extent of the amount of such withholding tax or other liability or obligation. The Partnership shall have a right to set-off against any such cash distributable in the amount of such withholding tax or other liability or obligation.

     15.14  Entire Agreement.  This Agreement delivered by the Partners
            ----------------
constitutes the entire agreement of the Partners with respect to, and supersedes all prior written and prior and contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.

     15.15  Waiver.  No failure by any party to insist upon the strict
            ------
performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

     15.16  Attorneys' Fees.  In the event of any litigation or arbitration
            ---------------
between the parties hereto with respect to the subject matter hereof, the unsuccessful party to such litigation or arbitration shall pay to the successful party all costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred therein by the successful party, all of which shall be included in and as a part of the judgment or decision rendered in such litigation or arbitration.

                                  END OF PAGE

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

     By:  New CHIP Company, LLC,
          a Delaware limited liability company,
          its Managing General Partner

          By:    /s/ Christopher T. McCallion
               ---------------------------------
                  Christopher T. McCallion
                  Executive Vice President

     By:  Caithness Coso Holdings, LLC,
          a Delaware limited liability company,
          its General Partner

          By:     Caithness CEA Geothermal, L.P.,
                  a Delaware limited partnership,
                  its Member

                  By:    Caithness Power, L.L.C.,
                         a Delaware limited liability company,
                         its Managing General Partner

                         By:    /s/ Christopher T. McCallion
                              --------------------------------
                              Christopher T. McCallion
                              Executive Vice President

          By:     Caithness BLM Group, L.P.,
                  a Delaware limited partnership,
                  its Member

                  By:    Caithness Geothermal 1980 Ltd., L.P.
                         a Delaware limited partnership
                         its General Partner

                         By:  Caithness Power, L.L.C.,
                              a Delaware limited liability company,
                              its General Partner

                              By:    /s/ Christopher T. McCallion
                                   --------------------------------------
                                    Christopher T. McCallion
                                    Executive Vice President

                  By: Caithness Geothermal 1980 Ltd., Special Group I, L.P., a Delaware limited partnership, its General Partner

                         By:  Caithness Power, L.L.C.,
                              a Delaware limited liability company,
                              its General Partner

                              By:    /s/ Christopher T. McCallion
                                   ---------------------------------------
                                    Christopher T. McCallion
                                    Executive Vice President

                  By:    West Coast Geothermal Ltd., L.P.,
                         a Delaware limited partnership
                         its General Partner

                         By:  Caithness Power, L.L.C.,
                              a Delaware limited liability company,
                              its General Partner

                              By:    /s/ Christopher T. McCallion
                                   ---------------------------------------
                                    Christopher T. McCallion
                                    Executive Vice President

                  By:    Pacific Geothermal Ltd., L.P.,
                         a Delaware limited partnership,
                         its General Partner

                         By:  Caithness Power, L.L.C.,
                              a Delaware limited liability company,
                              its General Partner

                              By:    /s/ Christopher T. McCallion
                                   ---------------------------------------
                                    Christopher T. McCallion
                                    Executive Vice President

                  By: Mt. Whitney Geothermal Limited Partnership, a Delaware limited partnership, its General Partner

                         By:  Caithness Power, L.L.C.,
                              a Delaware limited liability company,
                              its General Partner

                              By:    /s/ Christopher T. McCallion
                                   ---------------------------------------
                                    Christopher T. McCallion
                                    Executive Vice President

                  By: Mt. Whitney Geothermal-II Limited Partnership, a Delaware limited partnership, its General Partner

                         By:  Caithness Power, L.L.C.,
                              a Delaware limited liability company,
                              its General Partner

                              By:    /s/ Christopher T. McCallion
                                   ---------------------------------------
                                    Christopher T. McCallion
                                    Executive Vice President

                  By:    Caithness Power, L.L.C.,
                         a Delaware limited liability company,
                         its General Partner

                         By:    /s/ Christopher T. McCallion
                              ---------------------------------
                              Christopher T. McCallion
                              Executive Vice President

                  By:    Dominion Energy, Inc.,
                         a Virginia corporation,
                         its Limited Partner

                         By:    /s/ James W. Braswell
                              ---------------------------------
                              Name:   James W. Braswell
                                   ----------------------------
                              Title:  Vice President
                                     --------------------------

                                   EXHIBIT A

                               BLM PROJECT AREA

     The BLM Project Area shall consist of the area under the BLM lease, defined as follows:

     T. 22 S., R 39 E., Mt. Diablo Meridian

     Section 19, Lots 1-4, inclusive, E 1/2, E 1/2, W 1/2
     Section 20,
     Section 29,
     Section 30, Lots 1-4, inclusive  E 1/2, E 1/2, W 1/2

                                   EXHIBIT B

                             NAVY II PROJECT AREA

Navy 2 Lands
3,184 Acres

T. 21 S., R, 39 E., MDM

Sec. 33, SE4SE4
Sec. 34, W2

T. 22 S., R. 39 E., MDM

Sec. 3, W2
Sec. 10, W2
Sec. 15, W2
Sec. 16, All
Sec. 17, S2N2, S2
Sec. 18, SE4

T. 22 S., R. 38 E., MDM

Sec. 16, All

Also the following lands pledged to Navy I but subject to clawback:

T. 22 S., R. 39 E., MDM

Sec. 17, N2N2
Sec. 18, NE4

                                   EXHIBIT C

                         TRANSMISSION LINE DESCRIPTION
                         -----------------------------

Parcel A
--------

               Parcel A of the Coso-Inyokern transmission line corridor begins at survey station 0+00 at the Inyokern substation in the SE1/4, SE1/4 of Section 20, T26S, R39E, in Kern County, California and goes Northerly approximately 27 miles ending at survey station 1380+00 NWC/BLM Geothermal Plant No. 1 Switchyard in SE1/4, NW1/4 of Section 19, T22S, R39E in Inyo County, California. The transmission line is located entirely within the boundaries of the China Lake Naval Weapons Center.

               The corridor for the transmission line is the eastern portion of a common corridor which is a strip of land 200 feet wide of which 65 feet of this corridor is located to the left (Westerly) of the 115 kV transmission line centerline and 135 feet is located to the right (Easterly) of the 115 kV transmission line centerline from station 0+00 to station 731+59.27. From station 731+59.27 to station 1245+11.06, the corridor is a strip of land 250 feet wide of which 100 feet is located to the left (Westerly) and 150 feet is located to the right (Easterly) of the 115 kV transmission line centerline. From station 1245+11.06 to station 1291+52.54, the corridor is a strip of land 300 feet wide of which 100 feet of this corridor is located to the left (Westerly) and 200 feet is located to the right (Easterly) of the 115 kV transmission line centerline. From station 1291+52.54 to Station 1380+00 the corridor is a strip of land 250 feet wide of which 100 feet is located to the left (Westerly) and 150 feet is located to the right (Easterly) of the 115 kV transmission line centerline.

               The transmission corridor centerline is described as follows:

               Sections 20, 7, 8, 5, and 6 of T26S, R39E
               -----------------------------------------

Beginning at survey station 0+00, which is located on the North boundary fence line of the Inyokern substation and is 400 feet West, more or less, and 320 feet North, more or less, of the SE Corner of Section 20, T26S, R39E. Thence, from station 0+00, N21 degrees 11'57"W a distance of 255.00 feet to an angle point at station 2+55.00; thence N17 degrees 40'18"W a distance of 21,637 feet, more or less, to the Leliter Road crossing at station 218+92 which is a point on the North boundary of Section 6, T26S, R39E and 1410 feet West, more or less, of the NE Corner of Section 6, T26S, R39E.

               Sections 31, 30 and 19 of T25S, R39E
               ------------------------------------

Thence, from station 218+92, N17 degrees 40'18"W a distance of 13,228 to station 351+20 which is a point on the West boundary of Section 19, T25S, R39E and is 1960 feet North, more or less, of the SW Corner of Section 19, T25S, R39E.

               Sections 24, 13, 12, 1 and 2 of T25S, R38E
               ------------------------------------------

Thence, from station 351+20, N17 degrees 40'18"W a distance of 20,165 feet, to survey station 552+85 which is a point on the Kern and Inyo County Line and on the North boundary of Section 2, T25S, R38E and is 540 feet West, more or less, of the NE Corner of Section 2, T25S, R38E.

               Sections 35, 34, 27, 22, 15, 10 and 3 of T24S, R38E
               ---------------------------------------------------

Thence, from station 552+85, N17 degrees 40'18"W a distance of 980.65 feet to an angle point at station 562+65.65; thence, N00 degrees 32'59"E a distance of 1849.86 feet to an angle point at station 581+15.51; thence N18 degrees 55'43"W a distance of 8200.72 feet to an angle point at station 663+16.23; thence N17 degrees 49'44"W a distance of 6844.77 feet to an angle point at station 731+59.27; thence, N09 degrees 26'36"E a distance of 13,279.45 feet to an angle point at equation station 864+40.45 Back and 873+76 Ahead; thence N07 degrees 43'29"E a distance of 1460 feet to survey station 888+39.76 which is a point on the North boundary of Section 3, T24S, R38E and is 1680 feet West, more or less, of the NE Corner of Section 3, T24S, R38E.

               Sections 34, 27, 26, 23, 24, 13, 12 and 1 of T23S, R38E
               -------------------------------------------------------

Thence, from station 888+39.76, N07 degrees 43'29"E a distance of 5111.45 feet to an angle point at station 939+51.21; thence N31 degrees 43'12"E a distance of 9820.50 feet to an angle point at station 1037+71.71; thence N31 degrees 14'47"E a distance of 10,758.97 feet to an angle point at station 1145+30.68; thence N10 degrees 29'2 9"W a distance of 8780.38 feet to survey station 1233+11.06 which is a point on the North boundary of Section 1, T23S, R38E and is 1600 feet West, more or less, of the NE Corner of Section 1, T23S, R38E.

               Section 36 of T22S, R38E
               ------------------------

Thence, from station 1233+11.06, N10 degrees 29'29"W a distance of 1200.00 feet to an angle point at station 1245+11.06; thence N43 degrees 08'19"E a distance of 2718.94 feet to survey station 1272+30 which is a point on the East boundary of Section 36, T22S, R38E and is 2180 feet South, more or less, of the NE Corner of Section 36, T22S, R38E.

               Sections 31, 30 and 19 of T22S, R39E
               ------------------------------------

Thence, from station 1272+30, N43 degrees 08'19"E a distance of 1922.34 feet to an angle point at station 1291+52.34; thence N06 degrees 45'07"E a distance of 8634.99 feet to the end of Parcel A of the Coso-Inyokern transmission line corridor at survey station 1380+00. This point is located at the NWC-BLM Geothermal Plant No. 1 switchyard in the SE3, NW3 of Section 19, T22S, R39E in Inyo County, California.

Parcel B
--------

               Parcel B of the Coso-Inyokern 230 kV transmission line corridor begins at station 0+00 at BLM (West) Geothermal Plant No. 1 switchyard in the SE 3, NW 3 of Section 19, T22S, R39E in Inyo County, California and extends to station 77+57.20 BLM (East) Geothermal Plant No. 2 switchyard in the S2 of
Section 20, T22S, R39E. The transmission line is located entirely within the boundaries of the China Lake Naval Weapons Center.

               This portion of the corridor is a strip of land 100 feet wide of which 50 feet of this corridor is located left (Northerly) and 50 feet is located right (Southerly) of centerline of the corridor.

               The transmission centerline is described as follows:

               Sections 19 and 20 of T22S, R39E
               --------------------------------

Beginning at survey station 0+00, BLM (West) Geothermal Plant No. 1 switchyard, which is located at S52 degrees W 4035 feet, more or less, from the NE corner of
Section 19, T22S, R39E; thence N83 degrees 00'00"E, a distance of 350.00 feet to an angle point at station 3+50.00; thence N42 degrees 55'19"E a distance of
469.21 feet to an angle point at station 8+19.21; thence N84 degrees 34'06"E, a distance of 1148.23 feet to an angle point at station 19+67.44; thence N72 degrees 42'43"E a distance of 1445.45 feet to an angle point at equation station 34+12.89 back and 34+12.04 ahead; thence S53 degrees 05'47"E a distance of 2075.45 feet to an angle point at station 54+87.49; thence S08 degrees 59'02"E a distance of 1301.63 feet to an angle point at station 67+89.12; thence S42 degrees 29'52"E a distance of 468.25 feet to an angle point at station 72+57.37; thence N47 degrees 49'10"E a distance of 359.83 feet to an angle point at station 76+17.20; thence N76 degrees 15'49"E a distance of 140.00 feet to the A-Frame structure at station 77+57.20. This point is located at BLM (East) Geothermal Plant No. 2 switchyard, S32 degrees W 5,080 feet plus or minus from the NE corner of Section 20, T22S, R39E in Inyo County, California, and is the end of Parcel B Coso-Inyokern transmission line corridor.

Parcel C
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               Parcel C of the Coso-Inyokern 230 kV transmission line corridor begins at station 0+00 at BLM (East) Geothermal Plant No. 2 switchyard in the S2 of Section 20, T22S, R39E in Inyo County, California and extends to station 70+58.51 Navy II Geothermal Plant switchyard in Section 17, T22S, R39E. The transmission line is located entirely within the boundaries of the China Lake Naval Weapons Center.

               This portion of the corridor is a strip of land 100 feet wide of which 50 feet of this corridor is located left (Westerly) and 50 feet is located right (Easterly) of centerline of the corridor.

The transmission centerline is described as follows:

               Sections 17 and 20 of T22S, R39E
               --------------------------------

Beginning at survey station 0+00, BLM (East) Geothermal Plant No. 2 switchyard, which is located S32 degrees W 5040 feet, more or less, from the NE corner of
Section 20, T22S, R39E; thence N76 degrees 58'47" W, a distance of 76.36 feet to an angle point at station 0+76.36; thence N06 degrees 46'21"W, a distance of 2483.22 feet to an angle point at station 25 + 59.52; thence N19 degrees 32'09"E, a distance of 2513.26 feet to an angle point at station 50 + 72.82; thence N63 degrees 57'16" W, a distance of 1169.08 feet to an angle point at station 62 + 41.90; thence N18 degrees 16'46"W, a distance of 394.50 feet to an angle point at station 66 + 36.40; thence N37 degrees 00'00"E, a distance of
422.11 feet to the A-Frame structure at station 70+58.51. This point is located at Navy II Geothermal Plant switchyard, S42 degrees W 4,580 feet plus or minus from the NE corner of Section 17, T22S, R39E in Inyo County, California and is the end of Parcel C Coso-Inyokern transmission line corridor.

                                   EXHIBIT D

                    ESCROW ACCOUNT DISTRIBUTION PROVISIONS


     1. Amounts deposited in the Escrow Account with respect to a Preferred Return Year shall be distributed promptly after it is determined whether the Distribution Condition is satisfied with respect to that Preferred Return Year, as follows:

          (a) if the Distribution Condition was satisfied for the Preferred Return Year:

               (i) first, to CCH, ESCA and Navy II Group, as directed in writing by an authorized representative thereof, until distributions pursuant to this Section 1(a)(i) equal the lesser of (a) the Maximum Payment for the Preferred Return Year, and (b) the amount or deposit in the Escrow Account;

               (ii) the balance to the Managing Partner; or

          (b) to the Managing Partner, if the Distribution Condition was not satisfied for the Preferred Return Year.

     2. Amounts deposited in the Escrow Account pursuant to Sections 5.2(a)(ii) of the CPD and CED Partnership Agreements and Sections 5.3(a)(ii) and 5.4(a)(ii) of the CFP Partnership Agreement shall be distributed within fifteen days after deposit to CCH, ESCA and Navy II Group, as directed in writing by an authorized representative thereof.

     3. All amounts distributed pursuant to Section 1(a)(i) and Section 2 will be applied (i) first, to reduce Preferred Return Interest, and (ii) second, to reduce the Preferred Return.

     4. For the purpose of Section 1, "Distribution Condition" means the generation of Excess Revenues by at least one Project during the Preferred Return Year.